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Exhibit (d)(1)


                       DAVIS VARIABLE ACCOUNT FUND, INC.

                         INVESTMENT ADVISORY AGREEMENT


                                                                   _______, 1999


Davis Selected  Advisers, L.P.
124 E. Marcy St.
Santa Fe, NM  87501

Dear Sirs:

         We herewith confirm our agreement with you as follows:

         1. Acting as an Investment Company, Davis Selected Advisers, L.P. to Serve as Investment Adviser. We desire to employ the capital of Davis Variable Account Fund, Inc. (the "Company") by investing and reinvesting the same in securities of the type and in accordance with the limitations specified in the registration statement under the Securities Act of 1933 and the Investment Company Act of 1940 (the "1940 Act"), of which we enclose a copy, and in such manner and to such extent as may from time to time be approved by our Board of Directors. We desire to employ you to supervise and assist in the management of this business for us. You shall for all purposes herein be deemed an independent contractor, and shall, unless otherwise expressly provided for or authorized, have no authority to act or represent us.

         2. Employees, Officers, Directors. In this connection it is understood that you will from time to time employ or associate with yourselves such person or persons as you may believe to be particularly fitted to assist you in the execution of this Agreement, it being understood that the compensation of such person or persons shall be paid by you and that no obligation may be incurred on our behalf in any such respect. This does not apply to such individuals as we may in due course elect as officers of our corporation, except that no officer, director, stockholder or employee of your firm shall receive compensation from us for acting as director, officer or employee of our corporation, and you agree to pay the compensation of all such persons. We understand that, during the continuance of this agreement, officers of your firm will, if elected, serve as directors of our corporation and as its principal officers.

         3. Exclusive Authority, Information. You are to have complete and exclusive authority to develop and handle for us any business of the type above mentioned which you may consider advantageous for us, subject to the direction and control of our officers and directors. You will furnish us with such statistical information with respect to the securities which we may hold or contemplate purchasing as we may request. We wish to be kept in touch with important developments affecting our Company and shall expect you on your own initiative to furnish us from time to time with such information as you may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in our portfolio or the industries in which they are engaged.

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We shall also expect you of your own motion to advise us whenever in your opinion conditions are such as to make it desirable that a specific security be eliminated from our portfolio.

         4. Exercise of Best Judgement, Limitation on Liability. We shall expect of you your best judgment in rendering these services to us, and we agree as an inducement to your undertaking the same that you shall not be liable hereunder for any mistake of judgment or in any other event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to us or to our security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

         5. Fee for Services. In consideration of such services, we shall pay you a monthly fee as of the last day of each month in each year based upon the average daily value of net assets during a month for which the monthly fee is calculated, as follows:

a monthly rate of 1/12 of 0.75% of the value of average daily net assets during the month.

provided, however, that such fee for any period which shall not be a full monthly period shall be prorated according to the proportion which such period bears to the full month and no payment of any fee shall be made before the commencement of the public offering of any common stock. For this purpose, the value of our net assets shall be computed in the same manner as the value of such net assets are computed in connection with the determination of the net asset value of our shares.

         6. Clerical Services, Responsibility for Expenses. Except as otherwise provided below in this paragraph, you will attend to, or arrange for the performance, at your expense, of such clerical and accounting work related to the investment and reinvestment of our capital for us as we may specify. We shall, however, bear all costs and expenses of or attendant upon: (i) preparation of our federal, state and local tax returns; (ii) preparation of documents we must file with the Securities and Exchange Commission; (iii) determination of the status and payment of dividends; (iv) reconciling and reviewing output of our custodian bank, determining the adequacy of various accruals, approving our expenses, authorizing our bank to receive and disburse money and securities and verifications related thereto, and interfacing with our auditors; (v) verification of our security ledger and preparation and maintenance of other corporate books and records; (vi) brokerage commissions and other transaction expenses; (vii) stockholders' and Directors' meetings;
(viii) corporate reports and proxy materials, including their preparation, printing and distribution; (ix) fees of Directors not affiliated with you or any other firm acting as an investment adviser to us; (x) taxes and interest expenses; (xi) reports to government authorities including all expenses and costs relating to such reports and to state securities law compliance; (xii) custodian and transfer agent fees; (xiii) association membership dues; (xiv) premiums on all insurance and bonds maintained for us or on our behalf; (xv) retention of the transfer agent and registrar for our shares and the disbursing agent for our stockholders, including costs and expenses attendant upon shareholder servicing, purchase, repurchase and redemption of our shares; (xvi) our counsel; and (xvii) our independent auditors. We may arrange for you to provide some or all of the services relating to items (i) to (xvi) above, and any other services not directly relating to investment and reinvestment of our capital, upon such terms and conditions, including

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compensation, as we may agree and subject to the approval and review of our
Board of Directors.

         All of our expenses shall be paid by us except for those you specifically agree to assume under this Agreement.

         7. Portfolio Transactions (a) Best Execution. You are authorized to place purchase and sale orders for our portfolio transactions with brokers and/or dealers which, in your best judgment are able to achieve "best execution" of such orders. "Best execution" shall mean prompt and reliable execution at the most favorable security price obtainable, taking into account research and other services available and the reasonableness of commission charges. Purchases and sales of securities not listed or traded on a securities exchange shall ordinarily be executed with primary market makers, acting as principal, except where, in your judgment, better prices and execution may otherwise be obtained.

                  (b) Brokerage and Research. You are authorized to allocate brokerage and principal business to members of securities exchanges, brokers and dealers (such members, brokers and dealers being hereinafter referred to as "brokers") who have provided brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "1934 Act") for us and/or other accounts, if any, for which you exercise investment discretion (as defined in Section 3(a)(35) of the 1934 Act) and to cause us to pay a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting that transaction if you determine in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or your overall responsibilities with respect to us and the other accounts, if any, as to which you exercise investment discretion. In reaching such determination, you will not be required to place or attempt to place a specific dollar value on the research or execution services of a broker or on the portion of any commission reflecting either of said services.

                  (c) Sales of Shares. Portfolio transactions may be allocated to any broker or dealer taking into account the sale by such broker or dealer of our shares. Any such allocation shall be made in accordance with the provisions of this agreement relating to obtaining "best execution."

         8. Non-Exclusive Services, Use of Name. You may act as investment adviser for any other person, firm or corporation. We recognize that you have given us the right to use the name "Davis" in our corporate title. If for any reason you no longer act as our investment adviser, we shall remove the name "Davis" from our corporate title upon demand made by you.

         9. Effective Date, Term, Termination. This Agreement shall become effective for an initial period of not more than two years from its effective date, and shall continue in full force and effect continuously thereafter, if its continuance is approved at least annually as required by the 1940 Act. The effective date of this Agreement shall be the later of (i) the effective date of the initial registration statement covering the offer and sale of our shares under the Securities Act of 1933, or (ii) the date this Agreement has been approved as required by the 1940 Act. As of such effective date, this Agreement shall supersede all prior investment advisory agreements between the parties. This

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Agreement may be terminated at any time, without the payment of any penalty, by our Board of Directors or by vote of a majority of our outstanding voting securities (as defined in the 1940 Act) on 60 days' written notice to you, or by you on 60 days' written notice to us, and it shall be automatically terminated in the event of its assignment (as defined in said Act).

         10. Series Offered by the Company. As of the date of this Agreement, the Company has three series of shares (the Davis Value Portfolio, Davis Financial Portfolio, and Davis Real Estate Portfolio) and this Agreement shall apply to those series. In the event that the Company shall create future series, this Agreement shall apply to and be effective as to each such series, provided (i) that as to any additional series there may be a different fee payable to you, and (ii) this Agreement, as amended to reflect any change in fees, is approved as required by the 1940 Act. The effective date of this Agreement as to each such series shall be the date that it is so approved or any later date as shall be agreed to by you and the Company.

         If the foregoing is in accordance with your understanding, will you so kindly indicate by signing and returning to us the enclosed copy hereof.

                                            Very truly yours,

                                            DAVIS VARIABLE ACCOUNT FUND, INC.


                                            By:________________________________

                                               Its:____________________________

Accepted as of the day and year first above written.


DAVIS SELECTED ADVISERS, L.P.

By:  VENTURE ADVISERS, INC., General Partner


By:___________________________________________

   Its:_________________________________________